Exhibit 99 to Clean Coal Technologies, Inc. Form 8-K filed March 9, 2011

Clean Coal Technologies, Inc. Releases Shareholder Letter

March 9, 2011

CORAL SPRINGS, Fla.--(BUSINESS WIRE)-- Clean Coal Technologies, Inc. (Pink Sheets: CCTC.pk - News) (the Company), a clean-energy technology company with executive offices in Manhattan, New York, issued the following shareholder letter today from Mr. Robin Eves, President and Chief Executive Officer.

Dear Shareholders:

It has been just over six months since my appointment as President and Chief Executive Officer of Clean Coal Technologies, Inc. (“CCTI”). With progress underway, I find this is the opportune moment to inform our shareholders of the achievements since my appointment and goals for the coming months.

As some of you know, I took on this opportunity after six months of intense due diligence pertaining to CCTI’s corporate fundamentals, patented PristineTM technology, and executable commercial prospects. Examining CCTI’s relationship with SAIC/SEE&I (formerly the Benham Companies); reviewing industrial designs for CCTI’s commercial module; researching competing coal-upgrade technologies; and collaborating with leaders in the coal and the scientific communities were part of this process. The factors most influencing my conviction in CCTI were the level of commitment from SAIC, the positive research results concluded by the US Department of Energy (DOE); and studies sponsored by the Chinese government showing the deficiencies of competing technologies. Collectively, all findings strongly speak to the quality of CCTI’s intellectual property.

Based on the competitive landscape, I believe that CCTI’s technology is superior to other alternatives and I can assure you that I am highly motivated to position CCTI as a market leader. In regards to my role as CEO, the past six months has been dedicated towards raising CCTI’s visibility in the areas of finance, corporate partnering, and strategic alliances. Gaining the appropriate financial support, increasing corporate visibility, and executing on a CCTI prototype within in the United States will constitute the cornerstone of our future.

I am pleased to report that we have formalized relationships with what we believe to be the best external partners and are undertaking a number of initiatives with highly-competent entities to launch an industrial prototype to fully reflect CCTI’s patented PristineTM technology. In the United States we are aligned with several of the world’s leading coal companies who will incorporate CCTI’s technology in due course. The success in forging the relationships I mention is based on CCTI’s credible technology and the joint vision we share with our partners.

In February 2011, CCTI enlisted Cooper Global Communications (CGC), a New York-based investor-relations firm with a stellar record of working with innovative technology/energy companies. CGC’s mandate is to maximize shareholder value. This will be accomplished by introducing CCTI to investors and media groups who understand CCTI’s assets and potential. In addition, we expect to announce the appointment of a specialized, full-service based investment bank with deep expertise in the coal/energy space. We believe the banking relationship will give CCTI the necessary access to funding, capital markets, trading, and research. A detailed plan of action has been outlined with the bank and will soon become a formalized agreement

On a global macro level, we believe that coal will continue to form a significant portion of the world’s energy supply for the next several decades and that the U.S., and the world, will rely on coal to be the “bridge” leading to future renewable energy solutions. During this transition stage, companies like CCTI will be necessary to provide interim technologies that enable low-ranking coal to be burned with less environmental harm.

In laying the proper foundation, it is essential to build CCTI’s team both inside internally and through external allies. We have consulted with several highly-respected Wall Street veterans whose industry and financial relationships are contributing to CCTI’s progress.

Ignacio Ponce De Leon, currently Strategic Advisor to the Board of Directors, is contributing significantly to CCTI’s restructuring and will shortly transition into more of the day to day running of the company. An announcement is expected to be made in the near future.

As part of our internal restructuring, we are working on the following:

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Identifying and hiring a Chief Financial officer.

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Identifying a Chief Technology Officer with global recognition within the energy industry.

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Considering additional senior appointments to be filled as necessary throughout the coming quarters.

CCTI and our associated support team are focused on building the first prototype in the United States. To that end, I can report on the following initiatives:

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We are currently in discussions with two groups with strong relationships throughout the U.S. power and coal industries. They are looking at opportunities to deploy the CCTI technology in Texas and Kentucky, and, to that end, are in contact with specific power plants and coal mines to structure both supply and off-take agreements against which the building of the first commercial module could be financed. We anticipate that CCTI will sign an agreement to support a specific deployment opportunity.

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In December 2010, CCTI and the MBA Group of Tennessee signed a contract whose purpose is to define the basis for us to work on a deployment of CCTI’s technology in either a Tennessee or Texas-based site. In February 2011, the MBA Group signed a corollary contract with SEE&I that clears the way for a specific project to be structured without delay. The MBA group is a relationship organization that is part of the Brown Ayres family office, one of the most respected groups in Tennessee. CTTI, MBA and SAIC/SEE&I have held conversations with a leading regional power company to explore a possible transaction.

Results of the aforementioned initiatives will be communicated to our shareholders as they materialize.

A significant part of CCTI’s future will reside overseas where the patented PristineTM technology has massive potential especially in areas including: Indonesia, India, South Africa, China, Mongolia and South America.

India and Indonesia

Over the last six months MMB, CCTI’s in-country advisor, has done a superb job of bringing CCTI to the attention of some of the world’s leading coal mining companies. In the past several months, I have met with the chairmen of several major energy-related companies and am confident that significant business will follow once CCTI’s current funding goals are achieved.

In many cases, these groups are analyzing CCTI’s PristineTM process and are in dialogue with the SAIC/SEE&I technology experts as part of their due diligence. These coal companies own significant lignite and sub-bituminous coal assets in Asia that lend themselves ideally to benefaction using CCTI’s

PristineTM technology. MMB consultants are working daily on CCTI’s behalf to ensure smooth and ongoing communication.

Progress in China

China continues to be an important part of CCTI’s business plan. In two contractual negotiations, CCTI is carefully reviewing all clauses to properly protect CCTI’s intellectual property (IP) and other interests. We remain confident that contract discussions will conclude satisfactorily and look forward to making a positive announcement in the coming weeks.

As you can see, many facets of CCTI’s business are developing simultaneously. Outside agreements, third-party negotiations, world economics, and global politics are contributing to the shape of CCTI’s future. Collectively, I feel these factors will ultimately benefit our growth and further shape CCTI to become a market leader.

I wish to express to our shareholders that I am an avid believer in communications. I look forward to keeping an open dialog with our investor base as CCTI moves ahead. As the CEO of your company, I am heartened by the strong support we continue to receive.

In closing, I would like to thank all of you. I know many of you have been long standing supporters who believe in CCTI’s fundamental story. My promise to you is that I will dedicate myself, my team, and my resources to make our shared vision a reality.

Best Regards,

Robin T. Eves

Chief Executive Officer

About Clean Coal Technologies, Inc.

CCTI () owns a patented process technology to design and build green, state of the art plants, which convert coal into a clean burning fuel source utilizing a patented pre-combustion beneficiation process. The Company's patented end product “PRISTINE™” coal is significantly more efficient, less polluting, more cost effective, and provides more heat than untreated dirty coal. The principal elements of this pre combustion technology are based on well-proven, off the shelf components and equipment. Its clean coal technology reduces some 90% of chemical pollutants from coal thereby resolving emission issues affecting coal-fired power plants.

Safe Harbor Statement

This release may contain statements that are forward-looking. Such statements, including those related to the prospects for and/or the benefits of Clean Coal’s technology and potential for commercialization are made based upon current expectations and are subject to considerable risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended December 30, 2010, as well as Forms 10-Q and other filings with the Securities and Exchange Commission. In addition, some of the consultations and discussions referenced in this release have been informal and may not result in binding and executable contracts. Any agreements for implementation of Clean Coal’s technology in an operating facility may be subject to potential delays due to funding problems and required regulatory clearances. Clean Coal does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward looking information.

Contact:

Clean Coal Technologies, Inc.
Corporate:
Mr. Robin Eves, 646-710-3549              646-710-3549
Director, President & CEO
reves@cleancoaltechnologiesinc.com
www.cleancoaltechnologiesinc.com
or
Investor Relations:
Cooper Global Communications, LLC
Mr. Richard E. Cooper, 212-317-1400              212-317-1400
President
rcooper@cgc-us.com
or
Ms. Jennifer K. Zimmons, Ph.D., 212-317-1400              212-317-1400
Managing Director
jzimmons@cgc-us.com